UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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QUALSTAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3990-B Heritage Oak Court
Simi Valley, California 93063

SPECIAL MEETING OF SHAREHOLDERS
To be Held at 10:00 A.M. Local Time on June 20, 2012

PROXY STATEMENT OF QUALSTAR CORPORATION
May    , 2012
Dear Fellow Qualstar Shareholder:

A special meeting of the shareholders of Qualstar Corporation will be held on June 20, 2012 at 10:00 a.m., local time, at our headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063.

The meeting has been called at the request of BKF Capital Group, Inc. and Steven N. Bronson, its controlling shareholder, who, together, own a total of approximately 17% of Qualstar’s shares, in an effort by them to take over Qualstar for what we believe are their own short-term financial interests. They propose to accomplish their take-over of Qualstar by asking shareholders to vote:

•
to remove all of the current members of Qualstar’s Board, including Lawrence Firestone, who was recently appointed as Qualstar’s CEO to implement new growth initiatives designed to return your Company to sustained profitability and, thereby, enhance the value of your investment in Qualstar; and

•
to elect as Qualstar’s directors, in addition to Bronson, four of his hand-picked nominees, none of whom, to our knowledge, has ever owned any Qualstar shares and at least two of whom have been employed by or on the boards of companies that Bronson controls and, therefore, are not likely to put the interests of Qualstar’s shareholders ahead of Bronson’s interests.

Steven Bronson has stated that, if BKF succeeds in getting you to support its proposal to remove our current Board members and replace them with Bronson’s nominees, Bronson and BKF will proceed to divest Qualstar’s tape library business and distribute the majority of its cash, even though that would, for all practical purposes, leave Qualstar without the financial or managerial resources needed to grow and increase the value of its business for the benefit of all of our shareholders.  For this reason, we believe that Bronson’s purpose in calling the special meeting is to enable BKF to realize a quick and opportunistic gain, rather than seeking to create permanent shareholder value.

By contrast, the goals of your Board of Directors and management, who own in the aggregate approximately 29% of Qualstar’s shares, are to return Qualstar to profitability and grow its business in order to enhance shareholder value for all of our shareholders, not only in the short-term, but also for the longer-term.  We believe that these goals can be achieved if you vote AGAINST Bronson’s proposal and, thereby, enable Lawrence Firestone, the Company’s new CEO, and our management team to implement growth initiatives and build shareholder value at the Company.  Moreover, we believe that Qualstar’s current directors bring a valuable blend of industry knowledge as well as strategic and operational expertise that will be important to Qualstar’s future success.

The goal of your Board of Directors has always been and will always be to maximize the value of each shareholder’s investment in Qualstar.  We believe the steps we are initiating and are committed to taking will protect and enhance shareholder value both now and in the future.  We are receptive to new ideas and are willing to pursue new initiatives.  We believe, however, that an abrupt change in Qualstar’s Board or its strategic direction would only jeopardize Qualstar’s growth opportunities and put shareholder value at risk.

AS A RESULT, WE UNANIMOUSLY OPPOSE BRONSON’S EFFORTS TO TAKE OVER YOUR COMPANY.

Your vote is extremely important.  We urge you NOT to sign or return any gold proxy card that you may receive from Bronson and BKF.  Instead, whether or not you’ve returned a gold proxy card, we urge you to vote your shares AGAINST their proposal to remove Lawrence Firestone and the other directors and to replace them with Bronson’s nominees, by using the WHITE proxy card, TODAY, to vote AGAINST BKF’s proposal to remove the current Board of Directors.  You may vote by telephone or over the internet by following the voting instructions on the WHITE proxy card, or by signing and dating the WHITE proxy card, marked AGAINST that proposal, and returning it in the postage prepaid return envelope provided. Only your latest-dated proxy counts.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

Thank you for your continuing support of Qualstar and our efforts to increase shareholder value for all of our shareholders.

Sincerely,

William J. Gervais	Lawrence D. Firestone
Stanley W. Corker	Carl W. Gromada
Robert A. Meyer	Robert E. Rich

3990-B Heritage Oak Court
Simi Valley, California 93063

SPECIAL MEETING OF SHAREHOLDERS
To be Held June 20, 2012

PROXY STATEMENT OF QUALSTAR CORPORATION

PLEASE SIGN, DATE AND MAIL THE ENCLOSED WHITE PROXY CARD TODAY

A special meeting of the shareholders of Qualstar Corporation (“Qualstar” or the “Company”) is to be held on June 20, 2012 at 10:00 a.m., local time, at our headquarters located at 3990-B Heritage Oak Court, Simi Valley, California 93063.

The special meeting was requested by BKF Capital Group, Inc., which we refer to as BKF, and its controlling shareholder, Steven N. Bronson, to consider and vote on the following proposals made by them:

1.	To remove all current members of our Board of Directors;

2.	To approve a resolution to fix the authorized number of directors of Qualstar at five directors; and

3.	To elect five persons nominated by BKF to fill any vacancies created on our Board if the first proposal above is approved.

The record date for the special meeting is May 23, 2012 and, as of that date, the holders of 12,253,117 shares of our common stock were entitled to notice of and to vote at the special meeting.

Your Board of Directors and management team, including William J. Gervais, our outgoing President and CEO, who is retiring effective June 15, 2012, and Lawrence D. Firestone, our new President and CEO, who own, in total, approximately 29% of Qualstar’s shares, are unanimously opposed to the proposal of Bronson and BKF (proposal 1) to remove the current members of the Board of Directors because your Board of Directors and management believe, for the reasons described in this proxy statement, that proposal 1 is not in the best interests of Qualstar’s shareholders.

Consequently, our Board of Directors is soliciting proxies AGAINST the first Bronson/BKF proposal and unanimously recommends that you vote AGAINST that proposal.

We are not taking a position on proposal 2, because effective on Mr. Gervais’ retirement on June 15, 2012, the authorized number of directors will be fixed by our Board at five directors; and we are not taking a position on proposal 3 because that proposal will not have any effect if Qualstar’s shareholders join us in defeating proposal 1.

Your vote is extremely important.  You may attend the special meeting and vote in person, or you may vote by submitting a proxy for the special meeting.  Whether or not you plan to attend the special meeting, we request that you submit a proxy TODAY, voting “AGAINST” the first proposal described in this proxy statement, by telephone or over the internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-prepaid envelope provided.   Instructions for voting by telephone or over the internet can be found on the enclosed WHITE proxy card.

WE URGE YOU NOT TO SIGN OR RETURN ANY GOLD PROXY CARD
THAT MAY BE SENT TO YOU BY BRONSON OR BKF.

If you attend the special meeting and wish to change your proxy vote, you may do so automatically by voting in person at the special meeting.  You may also revoke any previously returned proxy by sending another later-dated proxy for the special meeting.  If you have previously returned a gold proxy card sent to you by BKF, we urge you to sign, date and return the enclosed WHITE proxy card marked “AGAINST” the first proposal above seeking to remove all current members of our Board of Directors.  Only your latest-dated proxy counts.

We appreciate your continued support.

FOR THE BOARD OF DIRECTORS

Nidhi H. Andalon
Secretary

IMPORTANT NOTICE Regarding the Availability of Proxy Materials for the Special Meeting of Shareholders to be held on June 20, 2012:  This Proxy Statement is available on Qualstar’s website at www.qualstar.com

IMPORTANT

Your vote is important, no matter how many or how few shares of common stock you own.  We urge you to sign, date and return the enclosed WHITE proxy card today to vote AGAINST BKF’s proposal to remove our current Board members.

Since only your latest dated proxy card will count, we urge you NOT to return any gold proxy card you receive from or on behalf of BKF or Bronson.  Even if you have already returned a gold proxy card, you can revoke that earlier vote simply by marking the enclosed WHITE proxy card AGAINST the proposal to remove the current directors, and then dating, signing and returning that WHITE proxy card in the enclosed postage prepaid return envelope.  Also, please be sure that the latest dated proxy card you return is the WHITE proxy card.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

This proxy statement is dated May   , 2012 and is first being mailed to shareholders on or about May   , 2012.

REASONS OUR BOARD OF DIRECTORS OPPOSES THE PROPOSAL OF BRONSON AND BKF
TO REMOVE AND REPLACE THE MEMBERS OF OUR BOARD

Our Board of Directors believes that replacing our Board members with BKF’s nominees at this time is not in the best interests of our shareholders for a number of reasons.

Steven Bronson has stated that, if he and BKF succeed in getting you to support the proposal to remove our current Board members, Bronson and BKF will proceed to divest Qualstar’s tape library business and distribute the majority of its cash, even though that would, for all practical purposes, leave Qualstar without the financial or managerial resources needed to grow and increase the value of its business for the benefit of all of our shareholders.  For this reason, we believe that BKF's purpose in calling the special meeting is to realize a quick and opportunistic financial gain, rather than seeking to create permanent shareholder value.

We believe that it would be a mistake, as Bronson and BKF propose, to divest our tape library business.  We believe that market demand for tape libraries will continue for many years and may increase.  The following are a few of the actions we have taken and intend to take to increase our sales of tape libraries:

•
During the past year we have released two new models of our mid-size RLS rack mountable tape libraries, the RLS 8350 and the RLS 8500 Series.  These two new models offer increased storage capacity and enhanced features compared to our legacy RLS 8000 Series, which will be phased out.  Our new RLS models have been favorably received by our customers and we expect sales of these new tape libraries to increase our overall sales of tape libraries.

•
We have also developed and will soon release a new feature that will allow our new RLS 8350 and RLS 8500 Series tape libraries to share tape cartridges between vertically stacked libraries.  This feature, not available on any of our previous libraries, will allow customers to start with one library and subsequently expand useable tape cartridge capacity as their data storage needs grow.  We believe that this new feature will stimulate sales of our new RLS 8350 and RLS 8500 Series tape libraries.

•	We continue to invest in our XLS enterprise class of tape libraries to develop new models and product enhancements.

•
Our previous director of North American sales resigned in February 2011 and that position has remained open since then.  Once Mr. Firestone joins us as our new CEO on June 1, 2012, one of his first tasks will be to hire a new director of North American sales, with a proven track record, to manage and strengthen our sales organization.

•
Our Board, under the leadership of Mr. Firestone, intends to conduct a thorough review of all aspects of both our tape library and power supply businesses and implement appropriate additional measures to increase sales while controlling costs.

Our power supply business has increased sales from $1.3 million in the fiscal year ended June 30, 2005 to $8.5 million in the fiscal year ended June 30, 2011, and has been profitable in each fiscal year since 2008.  We intend to continue to improve and refresh our existing products, develop new power supply lines and invest additional financial resources to expand and grow our power supply business.

Our Board also intends to seek out and consider opportunities to grow Qualstar’s business through both the expansion of its current product lines and through strategic acquisitions of other businesses or product lines that will be complementary to our existing business and enable us to leverage our existing expertise and resources, in order to grow our sales and improve the profitability of our operations.  Although we have no agreements or understandings with respect to any acquisitions, we believe it is important to conserve Qualstar’s cash resources so that we will be in a position to pursue new business opportunities when they become available, as well as to grow our existing businesses.

Moreover, we believe that maintaining a strong balance sheet is important to the future success and viability of Qualstar because a strong balance sheet gives our customers, many of whom are large and international enterprises, confidence when considering buying our products that we will have the financial strength to remain in business and continue to provide them with the high level of support that our customers have come to expect from us.

Additionally, the stated intention of Bronson/BKF to distribute Qualstar’s cash sounds to us more like campaign rhetoric than a realistic plan for Qualstar, because it ignores the fact that without the cash it will not be possible to grow Qualstar’s power supply business or enhance shareholder value.

For the foregoing reasons, our Board of Directors and management unanimously recommend that our shareholders vote AGAINST Bronson’s and BKF’s proposal to remove the current members of our Board and replace them with Bronson’s nominees, none of whom, it appears, has had experience managing data storage or power supply businesses such as Qualstar’s.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to address briefly some commonly asked questions regarding the matters being considered at the special meeting of shareholders.  We urge you to read the remainder of this proxy statement carefully because the information in this section does not provide all information that might be important to you.  Please refer to the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement and any documents referred to in this proxy statement, which you should read carefully.  In this proxy statement, the terms “Qualstar,” the “Company,” “we,” “our,” “ours,” and “us” refer to Qualstar Corporation.

Q:	Why am I receiving this proxy statement?

A:	The special meeting described in this proxy statement was requested by Bronson and BKF to consider and vote upon proposals which, if approved at the special meeting, would give Steven Bronson and BKF control of Qualstar.

As discussed elsewhere in this proxy statement, we believe that Bronson is seeking to take control of Qualstar to enable him to realize a quick and opportunistic gain for himself, rather than seeking to create permanent shareholder value for Qualstar’s other shareholders.

Q:	How does Qualstar’s Board of Directors recommend that I vote?

A:	The members of the Board of Directors and management, including William J. Gervais and Lawrence D. Firestone, the outgoing and incoming CEOs of the Company, unanimously recommend that shareholders vote AGAINST Bronson’s and BKF’s first proposal to remove Qualstar’s current directors.

The Board of Directors is not taking any position and is not soliciting proxies with respect to either the second proposal or the third proposal made by Bronson and BKF. The second proposal, which seeks to reduce the size of the Board from six to five directors, is no longer relevant because our Board will reduce the authorized number of directors to five directors effective upon Mr. Gervais’ retirement on June 15, 2012. The third proposal is only relevant if the first proposal is approved, because in that event Bronson and his other nominees will be elected regardless of how you vote, because we are not nominating any opposing candidates. As a result, if you return the WHITE proxy card and do not attend the special meeting in person you will not be able to vote with respect to the third proposal.

Q:	When and where is the special meeting?

A:	The special meeting is scheduled to be held at 10:00 a.m., local time, on June 20, 2012 at our headquarters located at 990-B Heritage Oak Court, Simi Valley, California 93063. Directions to this location are available at http://www.qualstar.com/146028.html.

Q:	Who can vote at the special meeting?

A:	Shareholders of record as of May 23, 2012, the record date, are entitled to receive notice of and to vote at the special meeting.

Q:	What is the required quorum for the special meeting?

A:	The holders of a majority of our outstanding shares of common stock as of the record date must be present in person or by proxy at the special meeting in order to conduct business at the meeting. This is called a quorum. On May 23, 2012, the record date, 12,253,117 shares of our common stock were outstanding.

Q:	What are the methods by which I can vote my shares at the special meeting?

A:
You may attend the special meeting and vote your shares in person; but whether or not you intend to attend the special meeting, we urge that you vote the WHITE proxy card TODAY by any of the following methods:

•	By telephone or over the internet, by following the instructions that are on the WHITE proxy card; or

•
By marking your vote AGAINST proposal 1 on the proxy card, or leaving the proxy card blank and then signing, dating and returning the WHITE proxy card in the postage prepaid return envelope that is enclosed with this proxy statement.

If you vote by one of these methods, your shares will be voted in accordance with the specific voting instructions on the WHITE proxy card. Any WHITE proxy cards that we receive which are signed by shareholders but which lack specific instructions will be voted AGAINST proposal 1.

We strongly urge you NOT to sign or return any gold proxy card sent to you by Bronson or BKF.

Q.	What do I need to do if I choose to attend and vote my shares, in person, at the special meeting?

A.
If you chose to attend and vote in person at the special meeting, please bring the enclosed WHITE proxy card or proof of identification to the meeting.  However, if your shares are held for you in a brokerage account or at a bank or in the name of a nominee holder, to vote in person at the special meeting you must request a legal proxy from your broker, bank or nominee holder and bring that proxy with you in order to vote in person at the special meeting.

Q:	If my shares are held for me in a brokerage account or by a bank or other nominee holder, how can I vote my shares?

A.
If your shares are held for you in a brokerage account or by a bank or other nominee holder, your shares are held in “street name”.  In that case you will receive a voting instruction card, which will be similar to the enclosed proxy and will be WHITE in color.  In order to assure that your votes will count at the special meeting, as soon as you receive that voting instruction card, please complete that card by indicating your vote AGAINST proposal 1 and then signing, dating and returning it in the postage prepaid return envelope enclosed with your voting instruction card.

The voting instruction card will also contain instructions on how you can vote your shares by telephone or over the internet. If you vote by one of these methods, you do not need to return your voting instruction card.

If you plan to attend and want to vote your shares at the special meeting, however, you will need to bring a legal proxy to the meeting. You can obtain a legal proxy by calling your broker, bank or nominee holder to request such a proxy.

If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

Q.	How many votes do I have?

A.	Each shareholder is entitled to cast a number of votes at the special meeting equal to the number of shares that the shareholder owned on May 23, 2012, the record date for the special meeting.

Q:	What vote is required to approve proposal 1?

A:
The affirmative vote of the holders of a majority of the outstanding shares entitled to vote at the special meeting is required to approve proposal 1.  The Board of Directors and management unanimously recommend that shareholders vote AGAINST proposal 1.

Q:	What vote is required to approve proposals 2 and 3?

A:
Proposal 2 requires the affirmative vote of (1) the holders of a majority of the shares represented at the special meeting and entitled to vote and (2) shares constituting at least a majority of the required quorum.  For proposal 3, the five director nominees receiving the highest number of affirmative votes of the shares present or represented by proxy and entitled to vote will be elected as directors.  We are not taking a position on proposal 2, because effective upon Mr. Gervais’ retirement on June 15, 2012, the authorized number of directors will be fixed by our Board at five directors; and we are not taking a position on proposal 3 because that proposal will not have any effect if Qualstar’s shareholders join us in defeating proposal 1.

Q:	How will abstentions and “broker non-votes” be treated?

A:
Abstentions and shares represented by proxies that reflect “broker non-votes” (shares of stock held of record by a broker as to which no voting direction or discretionary authority exists) will be counted for purposes of determining the presence of a quorum at the special meeting, but will have the effect of a vote against proposal 1 and proposal 2.  For proposal 3, abstentions and broker non-votes will have no effect in determining which directors receive the highest number of votes.

Q:	What should I do if I receive more than one set of voting materials?

A:
If your shares are registered differently and are held in more than one account, then you will receive more than one proxy statement and proxy card.  Please be sure to vote all of your accounts so that all of your shares are represented at the special meeting.

Q:	What should I do with any gold proxy card I may receive from BKF?

A:
The Board recommends that you discard any gold proxy card sent to you by Bronson or BKF.  Instead, the Board recommends that you use the WHITE proxy card to vote by telephone, by internet or by signing, dating and returning the WHITE proxy card in the envelope provided TODAY.  If you have already returned a gold proxy card, you can effectively revoke it by voting the enclosed WHITE proxy card.  Only your latest-dated proxy will be counted at the special meeting.

Q:	Can I change my vote after I return my proxy?

A:
You may revoke any proxy and change your vote at any time before the shareholder vote takes place at the special meeting.  You may do this prior to the time of voting by delivering a written notice to Qualstar revoking your proxy, submitting a new proxy by telephone or internet, or submitting a subsequently signed and dated proxy card.  You may also revoke your proxy by attending the special meeting and voting in person.  Attending the special meeting will not revoke your proxy unless you specifically request it.  If you have previously signed a gold proxy card sent to you by BKF, you may revoke any vote you may have cast in favor of proposal 1 by following the instructions for changing your vote, as described above.

Written notices of revocation and other communications about revoking your proxy should be addressed to: Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063; Attention: Corporate Secretary

However, if you hold your shares through a broker, bank or other nominee, you should follow the instructions of your broker, bank or nominee regarding revocation of proxies.  If your broker, bank or nominee allows you to vote by telephone or over the internet, you may be able to change your vote by voting again by telephone or over the internet.

Q:	Who should I contact if I have questions?

A:
If you have any questions or need assistance voting your shares, please contact MacKenzie Partners, Inc., our proxy solicitor, at (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

SHARES OWNED BY OUR DIRECTORS AND EXECUTIVE OFFICERS

As of May 23, 2012, the record date for the special meeting, our directors and executive officers beneficially owned, in the aggregate, approximately 3,663,555 shares of our common stock (including 144,000 shares issuable upon exercise of options exercisable within 60 days of May 23, 2012), or approximately 29.6% of the outstanding shares of our common stock determined in accordance with the beneficial ownership rules of the SEC.  Our directors and executive officers have informed us that they intend to vote all of their outstanding shares of common stock “AGAINST” proposal 1.

PURPOSE OF SOLICITATION

Background on the Calling of the Special Meeting

On January 3, 2011, BKF filed a Schedule 13D with the SEC disclosing that it had accumulated beneficial ownership of 12.7% of our outstanding shares.  BKF reported that it had acquired 1,500,000 of such shares through a privately negotiated transaction, on December 17, 2010, at a purchase price of $1.55 per share, or an aggregate purchase price of $2,325,000.

Qualstar received a letter from BKF, dated February 15, 2012, asking the Board of Directors (1) to divest Qualstar's Tape Library business; (2) to distribute cash to Qualstar’s shareholders; and (3) to focus Qualstar's resources on its Power Supply business.

Our Board of Directors subsequently reviewed the letter from BKF and concluded that the BKF proposals should be carefully considered in the context of creating long-term shareholder value.  Qualstar sent a letter, dated February 24, 2012, to BKF communicating the Board’s conclusion.

On February 28, 2012, BKF issued a press release requesting Qualstar’s shareholders to withhold their votes for Qualstar’s Board of Directors at the Annual Meeting of Shareholders to be held on March 21, 2012.

On March 21, 2012, Qualstar held its 2012 Annual Meeting of Shareholders, at which the current members of the Board of Directors were elected by the Qualstar shareholders to serve a one-year term expiring at the Annual Meeting of Shareholders to be held in 2013 or until their successors are elected and qualified.

On April 30, 2012, BKF delivered a letter to Qualstar exercising its right under our bylaws, as a holder of 10% or more of our outstanding shares, to call a special meeting of shareholders, to be held on June 20, 2012, in order to consider the proposals listed in this proxy statement.

On May 18, 2012, in response to BKF’s request for a special meeting, our Board of Directors announced the time and place of the meeting and set the record date for May 23, 2012.

Further information regarding the calling of the special meeting can be found with our SEC filings, the location of which is described under “Where You Can Find Additional Information,” below.

BKF’s Proposals

The purpose of the special meeting will be to consider and vote on the following proposals made by BKF:

(1)	to remove all current members of our Board of Directors;

(2)	to approve a resolution to fix the authorized number of directors of Qualstar at five directors; and

(3)	to elect five persons nominated by BKF to fill any vacancies created on our Board if the first proposal above is approved.

Our Board of Directors and management unanimously recommend that shareholders vote AGAINST the first proposal above.  We are not taking any position nor are we soliciting proxies with respect to the second proposal, which seeks to reduce the size of the Board from six to five directors, since our Board will reduce the authorized number of directors to five effective upon Mr. Gervais’ retirement on June 15, 2012.  The text of the proposed resolution is set forth in Appendix II to this proxy statement.  We are also not taking any position on the third proposal above and we are not soliciting proxies with respect to this proposal because this proposal will have no effect if BKF’s first proposal listed above is not approved.

Interests of Our Directors

Cash Compensation

In considering the recommendation of our Board of Directors with respect to the BKF proposals, you should be aware that our non-employee directors receive the following annual compensation in their capacity as members of our Board of Directors, and will therefore no longer be eligible to receive this compensation if they are removed from the Board:

•	$2,000 per quarter plus $1,000 for each Board meeting attended;

•
$1,000 per quarter for Audit Committee members plus an attendance fee of $500 per meeting if the Audit Committee meeting is held in conjunction with a meeting of the full Board, and $1,000 per meeting if held on a day when the full Board does not meet;

•	$500 for members of the Compensation Committee who attend meetings of that committee that are held on a day when the full Board does not meet; and

•	$250 per meeting for telephonic meetings of the full Board or of a committee on which a director is a member.

Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decision to unanimously recommend that our shareholders vote AGAINST BKF’s proposal 1.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our common stock as of May 23, 2012 for:

•	each person (or group of affiliated persons) who we know beneficially owns more than 5% of our common stock;

•	each of our directors;

•	each of our executive officers named in the Fiscal 2011 Summary Compensation Table included in Qualstar’s Proxy Statement for its Annual Meeting of Shareholders held on March 21, 2012; and

•	all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares.  Except as indicated by footnote, the persons named in the table have sole voting and sole investment control with respect to all shares beneficially owned, subject to community property laws where applicable.  The percentage of shares beneficially owned is based on 12,253,117 shares of common stock outstanding as of May 23, 2012.  Shares of common stock subject to options currently exercisable or exercisable within 60 days of May 23, 2012, are deemed outstanding for computing the percentage of the person holding such options, but are not deemed outstanding for computing the percentage of any other person.  The address for those individuals for which an address is not otherwise indicated is: c/o Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063.

	Common	Options Exercisable Within 60	Beneficial Ownership
Name	Shares Owned	Days (1)	Number	Percent
William J. Gervais	3,313,364	—	3,313,364	27.0%
BKF Capital Group, Inc. Steven N. Bronson (2) 225 N.E. Mizner Blvd., Suite 400 Boca Raton, FL 33432	2,123,056	—	2,123,056	17.3%
Porter Orlin LLC (3) 665 Fifth Avenue, 34th Floor, New York, NY 10103	912,901	—	912,901	7.5%
Dimensional Fund Advisors LP (4) 6300 Bee Cave Road, Austin, TX 78746	933,389	—	933,389	7.6%
Stanley W. Corker	18,940	24,000	42,940	*
Carl Gromada	7,571	24,000	31,571	*
Lawrence D. Firestone	—	—	—	*
Robert A. Meyer	—	24,000	24,000	*
Robert E. Rich	131,400	24,000	155,400	1.3
Nidhi H. Andalon	—	16,000	16,000	*
Randy Johnson	—	12,000	12,000	*
Robert K. Covey	48,280	20,000	68,280	*
All directors and officers as a group (9 persons)	3,519,555	144,000	3,663,555	29.6

*Less than 1.0%

(1)	Represents shares that may be acquired upon exercise of stock options which are either currently vested or will vest within 60 days of May 23, 2012.

(2)
Based on information contained in reports filed with the Securities and Exchange Commission, BKF Capital Group, Inc. beneficially owns 2,065,356 shares of Qualstar common stock as of May 9, 2012.  Steven N. Bronson, as the Chairman and President of BKF Capital Group, Inc., may be deemed to beneficially own the shares of Qualstar held by BKF Capital Group, Inc.  Mr. Bronson, as the sole owner of BA Value Investors, LLC, is the beneficial owner of 57,700 shares of Qualstar.

(3)	Based on information contained in reports filed with the Securities and Exchange Commission, Porter Orlin LLC, an investment adviser, beneficially owns 912,901 shares as of December 31, 2011.

(4)
Based on information contained in reports filed with the Securities and Exchange Commission, Dimensional Fund Advisors LP, an investment adviser, beneficially owns 933,389 shares as of December 31, 2011.

SOLICITATION OF PROXIES

Proxies are being solicited by and on behalf of the Board of Directors.  Qualstar will bear the entire cost of the Board’s solicitation of proxies in connection with the special meeting, including the costs associated with the preparation, assembly, printing and mailing of this proxy statement, the WHITE proxy card and any additional soliciting material furnished by Qualstar to shareholders.

Qualstar will also reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding Qualstar’s solicitation materials to such beneficial owners.

Qualstar has retained MacKenzie Partners, Inc. to assist in the solicitation of proxies for a fee not to exceed $50,000, plus reasonable out-of-pocket expenses.  MacKenzie Partners, Inc. may solicit proxies by mail, advertisement, telephone, via the internet or in person.  MacKenzie Partners, Inc. expects to employ approximately 25 people to solicit proxies from Qualstar’s shareholders.  In addition, directors, officers and other employees of Qualstar may solicit proxies in connection with the special meeting, none of whom will receive additional compensation for doing so.

Qualstar’s total expenses related to the solicitation of proxies in connection with the special meeting are expected to be at least $250,000, of which approximately $25,000 has been spent to date.  Appendix I sets forth certain information relating to Qualstar’s directors and certain officers who will be soliciting proxies in connection with the special meeting.

Appraisal Rights

Holders of shares of our common stock do not have appraisal rights under California law in connection with this solicitation of proxies.

SHAREHOLDER PROPOSALS

Proposals to be Included in Our Proxy Statement

A shareholder who wishes to have a proposal considered for inclusion in our proxy statement for action at the next Annual Meeting of Shareholders must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934.  The proposal must be in writing and be received by the Secretary of Qualstar at our principal place of business no later than October 19, 2012.

Advance Notice Procedures

If a shareholder desires to have a proposal acted upon at the next Annual Meeting of Shareholders that is not included in our proxy statement in accordance with SEC Rule 14a-8, or if a shareholder desires to nominate someone for election to our Board of Directors, the shareholder must follow the procedures outlined in our bylaws.  Our bylaws provide that in order for a shareholder proposal to be considered at an annual meeting of shareholders, written notice of the proposal must be received by the Secretary of Qualstar generally not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.  The notice must contain information required by our bylaws, including a description of the proposal and any material interest of the shareholder relating to such proposal.

In order to nominate someone for election to our Board of Directors at an annual meeting of shareholders, written notice of the proposed nomination must be received by the Secretary of Qualstar not less than 60 days nor more than 90 days prior to the anniversary of the preceding year’s annual meeting of shareholders.  The notice must contain information required by our bylaws regarding the shareholder and the nominee, as well as information required to be included in a proxy statement by SEC rules and regulations.

Accordingly, in order for a shareholder proposal or nomination to be considered at the next Annual Meeting of Shareholders, a written notice of the proposal or the nomination, which includes the information required by our bylaws, must be received by the Secretary of Qualstar between December 21, 2012 and January 20, 2013.

A copy of the full text of the bylaw provisions containing the advance notice procedures described above may be obtained upon written request to the Secretary of Qualstar at our principal place of business.

OTHER MATTERS

As of the date of this proxy statement, we know of no matters that will be presented for consideration at the special meeting other than as described in this proxy statement.  If, however, other matters are properly brought before the special meeting, the persons named as proxies will vote in accordance with their judgment on such other matters unless otherwise indicated on the proxy.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  You may read and copy any document we file with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C., 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the SEC’s public reference room.  Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written request, directed to Corporate Secretary, c/o Qualstar Corporation, 3990-B Heritage Oak Court, Simi Valley, California 93063 or by telephone at 805-583-7744 extension 114.  If you would like to request documents, please do so by June 15, 2012 in order to receive them before the special meeting.

THIS PROXY STATEMENT IS DATED MAY [__], 2012.  YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ABOVE, AND THE MAILING OF THIS PROXY STATEMENT TO SHAREHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

By Order of the Board of Directors

Simi Valley, California
May [__], 2012

Appendix I

INFORMATION CONCERNING PERSONS WHO MAY BE DEEMED
PARTICIPANTS IN THE COMPANY’S SOLICITATION OF PROXIES

The following table sets forth the name, principal business address and the present principal occupation or employment, and the name, principal business and address of any corporation or other organization in which their employment is carried on, of the directors and executive officers of Qualstar who, under SEC rules, may be deemed “participants” in our solicitation of proxies from Qualstar shareholders in connection with the special meeting.  Unless otherwise indicated, the principal business address for the participants is 3990-B Heritage Oak Court, Simi Valley, California 93063.  The table also includes the number of shares of our common stock beneficially owned by each participant, which includes shares that may be acquired by the exercise of stock options within 60 days of May 23, 2012.  None of the participants is the record owner of any shares of our common stock that such person does not own beneficially.

Name and Address	Positions with Qualstar/Occupation	Shares Owned Beneficially

William J. Gervais(1)	President, Chief Executive Officer and Director of Qualstar	3,313,364
Stanley W. Corker	Qualstar Director Director of Technology Research and Partner, Emerald Asset Management 3175 Oregon Pike Leola, Pennsylvania 17540	42,940
Lawrence D. Firestone(2)	Qualstar Director Chief Financial Officer of Xiotech Corporation	—
Carl W. Gromada	Qualstar Director	31,571
Robert A. Meyer	Qualstar Director	24,000
Robert E. Rich	Director of Qualstar Shareholder of Stradling Yocca Carlson & Rauth, a Professional Corporation. 660 Newport Center Drive Suite 1600 Newport Beach, CA 92660	155,400
Nidhi H. Andalon	Vice President and Chief Financial Officer of Qualstar	16,000
Robert K. Covey	Vice President, Marketing of Qualstar	68,280
Randy Johnson	Vice President and General Manager, N2Power	12,000

(1)
On March 21, 2012, Mr. William J. Gervais, a co-founder and the Chief Executive Officer, President and a member of the Board of Directors advised the Board that he was retiring, after having served as the Company’s President and CEO since 1984, and therefore tendered his resignation as a director and officer of the Company effective as of June 15, 2012.  Following his retirement, Mr. Gervais will continue to be available to the Company as needed and in connection therewith, has entered into a Consulting Agreement with the Company.  The Consulting Agreement is for a term of two years and provides that during the first year of that agreement, Mr. Gervais will be paid $1,000 for each day of consulting, up to a maximum of 50 days a quarter, and in the second year, $1,000 for each day of consulting, up to a maximum of 25 days a quarter.

(2)
Lawrence D. Firestone has been appointed to the position of Chief Executive Officer and President of the Company, to succeed Mr. William J. Gervais, commencing on June 1, 2012.  Mr. Firestone’s employment agreement, entered into on May 8, 2012, provides that Mr. Firestone will be employed by the Company for an initial term commencing on June 1, 2012 through June 30, 2013.  Mr. Firestone’s employment agreement provides that he will receive (i) a base annual salary of $300,000 during the initial one year term and $350,000 per year beginning July 1, 2013, unless his employment agreement is not renewed; (ii) an incentive bonus that will be tied to achieving financial and other objectives established by the Board, with a potential target bonus of 100% of his base salary subject to certain adjustments; and (iii) stock options to purchase up to 300,000 shares of the Company’s common stock.  Mr. Firestone also will receive a signing bonus of $75,000 which will be applied towards and to that extent reduce, any incentive bonus he earns.  If Mr. Firestone is terminated by the Company without cause or if he resigns for good reason, he will receive his accrued compensation and, subject to certain conditions, a lump sum amount equal to his then current base salary for 18 months.  If Mr. Firestone is terminated by the Company without cause or if he resigns for good reason within 12 months following a change of control of the Company, he will receive severance compensation and benefits which include, subject to certain conditions (1) a lump sum payment of an amount equal to 18 month’s of his then current annual base salary; (2) payment of COBRA premiums for 18 months; (3) a lump sum payment equal to 100% of his target incentive bonus for the then current year of employment, prorated as of his termination date, plus an additional 12 months target incentive bonus; and (4) accelerated vesting of all his then unvested stock options.  Such severance compensation will be subject to reduction to the extent necessary to comply with the severance compensation limitations of Section 280(g) of the Internal Revenue Code.  If BKF’s proposals are approved, the removal of the current members of the Board of Directors and the election of five persons to fill the resulting vacancies on the Board of Directors will constitute a “change of control” under Mr. Firestone’s employment agreement.

Information Regarding Transactions in the Company’s Securities by Participants

The following table sets forth information concerning all purchases and sales of shares of Qualstar common stock by the participants listed above during the past two years (May 23, 2010 through May 23, 2012).  None of the purchase price or market value of the shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding the shares.

Name	Date	Number of Shares	Footnote

William J. Gervais	5/26/10	2,505	2
	6/11/2010	1,500	2
	6/14/2010	700	2
	11/16/2010	1,000	2
	11/17/2010	1,000	2
	11/18/2010	12,700	2
	11/19/2010	1,000	2
	11/22/2010	1,200	2
	11/23/2010	2,500	2
	11/24/2010	9,550	2
	2/17/2011	3,500	2
	5/16/2011	3,393	2
	5/17/2011	1,100	2
	5/19/2011	700	2
	5/20/2011	1,736	2
	5/23/2011	3,050	2
	5/24/2011	8,100	2
	5/25/2011	6,000	2
	5/26/2011	167	2
	5/27/2011	4,000	2
	5/31/2011	4,325	2
	6/01/2011	5,800	2
	6/02/2011	1,477	2
	6/07/2011	4,816	2
	6/08/2011	5,000	2
	6/09/2011	5,000	2
	6/10/2011	5,000	2
	6/13/2011	5,000	2
	6/14/2011	3,600	2
	9/14/2011	15,000	2
	9/15/2011	800	2
	9/15/2011	700	2
	11/22/2011	6,000	2
	12/09/2011	63,000	2
	2/16/2012	6,000	2
Stanley W. Corker	N/A	N/A	N/A
Lawrence D. Firestone	N/A	N/A	N/A
Carl W. Gromada	5/25/2011	13,000	1
	5/26/2011	27,600	1
	5/27/2011	100	1
Robert A. Meyer	N/A	N/A	N/A
Robert E. Rich	N/A	N/A	N/A
Nidhi H. Andalon	N/A	N/A	N/A
Robert K. Covey	N/A	N/A	N/A
Randy Johnson	N/A	N/A	N/A

(1)           Open market sale.

(2)           Open market purchase.

Miscellaneous Information Concerning Participants

Except as described in this Appendix I, to the best of our knowledge, no associate of any person listed in the first table above beneficially owns any shares of common stock or other securities of Qualstar.  Except as described in this Appendix I, to the best of our knowledge, there have been no transactions since the beginning of our last fiscal year, and there are no currently proposed transactions, in which we or any of our subsidiaries was or is to be a party, in which the amount exceeds $120,000, and in which any of the persons listed in the first table above or any of his or her associates had or will have a direct or indirect material interest.

To the best of our knowledge, except as described in this Appendix I, no person listed in the first table above, or any of his or her associates, has entered into any agreement or understanding with any person respecting any future employment by us or our affiliates or any future transactions to which we or any of our affiliates will or may be a party, except for customary terms of employment for the positions listed in the table.  Except as described in this Appendix I, for employee equity awards or for proxies given in connection with our 2012 annual meeting of shareholders, to the best of our knowledge, there are no contracts, arrangements or understandings by any of the persons listed in the first table above within the past year with any person with respect to any securities of Qualstar, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.

Except as described in this Appendix I, to the best of our knowledge, none of the persons listed in the first table above beneficially owns any securities of any subsidiary of Qualstar.

Except as described in this Appendix I and except as described under “Interests of Our Directors” in the Qualstar proxy statement, to the best of our knowledge, no person listed in the first table above has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the special meeting.

Appendix II

BKF Resolution

Proposal No. 2

“RESOLVED: That the exact number of authorized directors shall be five (5) until changed in accordance with the provisions of the Company’s amended and restated bylaws.”

[PRELIMINARY SUBJECT TO COMPLETION]
YOUR VOTE IS IMPORTANT

Please take a moment now to vote your shares of Qualstar Corporation
Common Stock for the upcoming Special Meeting of Shareholders.

PLEASE REVIEW THE PROXY STATEMENT
AND VOTE TODAY IN ONE OF THREE WAYS:

1.	Vote by Telephone [x-xxx-xxx-xxxx]

Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m. Eastern Time on June [19], 2012. Have your Proxy Card available when you call the Toll-Free number x-xxx-xxx-xxxx and follow the simple instructions to record your vote.

OR

2.	Vote by Internet [website]

Use the Internet to transmit your voting instructions until 11:59 p.m. Eastern Time on June [19], 2012. Have your Proxy Card available when you access the web site (web site) and follow the simple instructions to record your vote.

OR

3.	Vote by Mail

Mark, sign and date your Proxy Card and return it using the postage-paid envelope provided or return your proxy card to: [Address] to ensure your proxy is received prior to the Special Meeting.

TO VOTE BY MAIL PLEASE DETACH PROXY CARD BELOW AND RETURN IN THE ENVELOPE PROVIDED

YOUR VOTE IS VERY IMPORTANT
PLEASE SIGN, DATE AND RETURN THIS WHITE PROXY CARD
TODAY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO
ATTEND THE SPECIAL MEETING.

‚ PLEASE DETACH HERE AND RETURN ‚

YOUR BOARD OF DIRECTORS RECOMMENDS A
VOTE “AGAINST” THE FIRST PROPOSAL LISTED BELOW AND TAKES NO POSITION WITH RESPECT TO THE SECOND OR THIRD PROPOSALS LISTED BELOW.

1.	Removal of all persons currently serving as directors of Qualstar Corporation.	AGAINST	FOR	ABSTAIN
		☐	☐	☐

2.	Approval of the resolution to fix the size of Qualstar’s Board of Directors at five.	AGAINST	FOR	ABSTAIN
		☐	☐	☐

3.
The proposal to elect five persons nominated by BKF to the Board of Directors is subject to the effectiveness of the first proposal above.  This proxy will not be voted on the proposal to elect five persons nominated by BKF.  If you return this proxy and do not attend the Special Meeting in person you will not have the right to vote with respect to the proposal to elect five persons nominated by BKF to fill any vacancies created on our Board of Directors if the first proposal above is approved.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting.

Date: ______________________, 2012

Signature

Signature

Title(s)

This Proxy should be signed and dated by the shareholder(s) exactly as its, his or her name appears hereon, and returned promptly in the enclosed envelope.  Persons signing in a fiduciary capacity should so indicate.  If shares are held by joint tenants or as community property, both should sign.

‚ PLEASE DETACH HERE AND RETURN ‚

WHITE PROXY CARD

QUALSTAR CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF QUALSTAR’S BOARD OF DIRECTORS
FOR THE SPECIAL MEETING OF SHAREHOLDERS ON JUNE 20, 2012

The undersigned hereby appoints Lawrence D. Firestone  and Stanley W. Corker, and each of them, as proxies, acting jointly and severally and with full power of substitution, for and in the name of the undersigned to vote all shares of common stock of Qualstar Corporation that the undersigned is entitled to vote at the Special Meeting of Shareholders to be held on Wednesday, June 20, 2012, at 10:00 a.m., local time, at Qualstar’s corporate offices located at 3990-B Heritage Oak Court, Simi Valley, California 93063, or at any adjournments or postponements of the meeting, as directed, upon the matters set forth in Qualstar’s Proxy Statement.

Signing, dating and returning Qualstar’s proxy card will have the effect of revoking any proxy card you signed on an earlier date, and will constitute a revocation of all previously granted authority to vote for every proposal included on any proxy card.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN.  IF NO CHOICE IS SPECIFIED WITH REGARD TO PROPOSAL 1, AND THE PROXY IS SIGNED AND RETURNED, THEN THE PROXY WILL BE VOTED AGAINST PROPOSAL 1.  UNLESS YOU SPECIFY A CHOICE WITH RESPECT TO PROPOSAL 2, THIS PROXY WILL NOT BE VOTED WITH RESPECT TO PROPOSAL 2.  THIS PROXY WILL NOT BE VOTED WITH RESPECT TO PROPOSAL 3.

(CONTINUED AND TO BE SIGNED AND DATED ON THE REVERSE SIDE)